Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER COMPLETES 2021 AND 2022 SECURITIES FILINGS AND ANNOUNCES DATE FOR 2023 ANNUAL STOCKHOLDERS’ MEETING

Vancouver, BC — June 26, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced that it has completed disclosure of outstanding 2021 and 2022 securities regulatory filings and has reached an agreement in principle to settle the US class action lawsuit.

The Company also today announced that it has set the date of its 2023 annual meeting of stockholders (the “Annual Meeting”) as September 6, 2023. The record date for the Annual Meeting is July 14, 2023. The time, format and other details for the Annual Meeting will be set forth in the Company’s proxy materials for the Annual Meeting, which will be filed on both EDGAR and SEDAR systems.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. The Company’s reporting currency is US dollars.

Dale Andres, CEO of Gatos Silver, said: “We are pleased with how the CLG operation is performing to start the year, and we continue to maintain our current annual production and cost guidance for 2023. We are working to finalize our quarterly report for Q1 2023 which we expect to file shortly. We are also looking forward to providing an updated mineral resource and reserve estimate in the third quarter of this year, including a new life of mine plan as we continue our strategic focus on mine life extension, accelerating the drilling on the mineralization discovered at depth in the new South-East Deeps zone and exploration in the highly prospective Los Gatos district.”

Completed Filings

The Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 and its amended Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022 on the EDGAR system. All of these filings are also posted on the Company’s website at https://gatossilver.com.

Consistent with the Company’s prior disclosures, the adjustments to the restated financial statements for 2021 and the first three quarters of 2022 were non-cash items, consisting primarily of changes to the timing and recognition of current and deferred tax assets and liabilities at the LGJV and the timing and recognition of the priority distribution obligation on the previously recognized income from affiliates for the Company. During the process of correcting the deferred tax assets and liabilities, the Company also identified an overstatement in the fair value financial model used to calculate the impairment of the investment in affiliates.

As a result of these adjustments, 2021 restated results include a non-cash impairment of $80.3 million (previously $51.6 million) in Gatos Silver’s investment in affiliates. The 2022 results include a loss allowance of $7.9 million for the US class action lawsuit. Additional information regarding the financial results can be found in the Company’s filings on EDGAR and SEDAR, which are also available on the Company’s website.

LGJV 2022 results compared to 2021 (100% basis):

•	Revenue of $311.7 million, up 25% from $249.2 million

•	Cost of sales of $107.1 million, up 10% from $97.7 million

•	Net income of $72.2 million, down 8% from $78.6 million

•	Cash flow from operations of $157.4 million, up 31% from $119.8 million

•	By-product cash cost of $2.17 per ounce of payable silver, down 56% from $4.98 (1)

•	By-product all-in sustaining costs (“AISC”) of $10.24 per ounce of payable silver, down 35% from $15.72 (1)

(1) These measures are non-GAAP measures. See “Non-GAAP Financial Performance Measures” below for additional information.

For the full year 2022, Gatos Silver’s net income was $14.5 million or $0.21 per share compared with a net loss of $65.9 million or $(1.03) per share in 2021. The improvement in net income for the year 2022 versus 2021 was primarily due to the above-mentioned 2021 impairment charge of $80.3 million and, for 2022, higher equity income from the LGJV resulting from an increase in revenue due to strong production from the CLG mine. Comparisons against 2021 are based on the restated financial statements.

Corporate Update

On June 13, 2023, the Company reached an agreement in principle to settle the U.S. class action lawsuit for a payment by the Company and its insurers of $21 million to a settlement fund which the Company expects will result in a disbursement by the Company of no more than $7.9 million. The settlement is subject to certain customary conditions, including class certification and approval of the settlement by the U.S. District Court for the District of Colorado.

The 2023 mineral reserve and mineral resource estimate update, including a new life of mine plan, is expected to be announced prior to the end of the third quarter, incorporating drill results from surface and underground holes completed in 2022 and in Q1 2023. The LGJV currently has six surface drill rigs active on the South-East Deeps zone, and three underground drill rigs operating in in the NW and Central zones with a view to further defining and expanding mineral resources.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Performance Measures

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and AISC (defined above) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e., non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, the Company believes that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

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Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product all-in sustaining costs and (iv) by-product all-in sustaining costs for our operations.

CLG 100% Basis	Year Ended
	December 31,
Amounts in thousands unless otherwise stated	2022	2021
Cost of sales	$107,075	$97,710
Royalties	3,069	4,781
Exploration	9,800	5,383
General and administrative	14,307	13,345
Depreciation, depletion and amortization	69,380	52,402
Expenses	$203,631	$173,621
Depreciation, depletion and amortization	(69,380)	(52,402)
Exploration[1]	(9,800)	(5,383)
Treatment and refining costs[2]	21,871	21,601
Cash costs	146,322	137,437
Sustaining capital	76,526	72,979
All-in sustaining costs	222,848	210,416
By-product credits[3]	(125,782)	(103,571)
All-in sustaining costs, net of by-product credits	$97,066	$106,845
Cash costs, net of by-product costs	20,540	33,866

Payable ounces of silver equivalent[4]	15,552	11,045
Co-product cash cost per ounce of payable silver equivalent	$9.41	$12.44
Co-product all-in sustaining cost per ounce of payable silver equivalent	$14.33	$19.05

Payable ounces of silver	9,482	6,797
By-product cash cost per ounce of payable silver	$2.17	$4.98
By-product all-in sustaining cost per ounce of payable silver	$10.24	$15.72

1 Exploration costs are not related to current mining operations.

2 Represent reductions on customer invoices and included in Revenue of the LGJV combined statement of income (loss).

3 By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period.

4 Silver equivalents utilize the average realized prices during the twelve months ended December 31, 2022 of $20.72/oz silver, $1.58/lb zinc, $0.90/lb lead and $1,678/oz gold and average realized prices during the twelve months ended December 31, 2021 of $24.38/oz silver, $1.38/lb zinc, $1.01/lb lead and $1,761/oz gold.

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Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the potential settlement of the U.S. class action, timing of an updated mineral resource and reserve report and life of mine plan, drilling in CLG mine zones and potential resource delineation and expansion, exploration in the Los Gatos district, and production and cost guidance for 2023 are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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